November 8, 2016



Securities and Exchange Commission
Office of Insurance Products
100 F Street, NE
Washington, D.C.  20549-4644
Attn:  Ms. Jaea Hahn


Re:	Variable Annuity Account
	   Minnesota Life Insurance Company
	   File Numbers 333-212515 and 811-04294


Dear Sir or Madam:

It is requested that the above-referenced Registration
Statement, as filed and amended by the above-referenced separate account of Minnesota Life Insurance
Company on Form N-4, be declared effective
November 9, 2016, or as soon thereafter as is practicable.

Sincerely,

/s/ Christopher M. Hilger

Christopher M. Hilger
President and CEO

CMH







November 8, 2016



Securities and Exchange Commission
Office of Insurance Products
100 F Street, NE
Washington, D.C.  20549-4644
Attn:  Ms. Jaea Hahn


Re:	Variable Annuity Account
	   Minnesota Life Insurance Company
	   File Numbers 333-212515 and 811-04294



Dear Sir or Madam:

It is requested that the above-referenced Registration
Statement, as filed and amended by the above-referenced separate account of Minnesota Life Insurance
Company on Form N-4, be declared effective
November 9, 2016, or as soon thereafter as is practicable.


Sincerely,

/s/ George I. Connolly

George I. Connolly
President and CEO

GIC